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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-4 of Booth Creek Ski Holdings, Inc. of our report on our audits of the financial statements of Ski Lifts, Inc. as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, dated December 9, 1996, except for Note 13 to the financial statements as to which the date is December 19, 1996, which report includes an explanatory paragraph describing Ski Lifts, Inc.'s change in method of accounting for income taxes and an emphasis of a matter paragraph describing an agreement in principle to sell the stock of Ski Lifts, Inc. We also consent to the reference to our firm under the caption "Experts."


                                          COOPERS & LYBRAND L.L.P.

Seattle, Washington

May 4, 1998